EXHIBIT 21.1
List of Subsidiaries

At the time of this filing the following entities are subsidiaries of LGAM Private Credit Fund:

Company Name	Jurisdiction of Organization
LGAM SPV CA LLC	Delaware
LGAM Financing SPV LLC	Delaware